Exhibit 99

PRESS RELEASE

30 July 2007

GE Appoints Keith Sherin as Vice Chairman

FAIRFIELD, Conn., July 30, 2007 – GE today announced that it has appointed Chief Financial Officer (CFO) Keith Sherin as a vice chairman of the company.

Sherin, 48, a 26-year GE veteran has been CFO since 1998. His responsibilities include finance, tax, treasury, controllership and risk. With the additional role of vice chairman, he will act as an advisor to the GE Board of Directors.

“Keith is one of the most talented and respected CFOs in the world today, providing clear and thoughtful financial oversight for GE,” said Chairman and CEO Jeff Immelt. “He’s a quintessential GE leader and role model for the thousands of financial professionals in GE as well as those beyond our company.”

Sherin joined GE in 1981 through the GE Financial Management Program in Medium Steam Turbine. After three years he joined the Corporate Audit Staff where he progressed to executive audit manager and later manager of Programs and Planning. He was promoted to manager of Finance for Commercial Engine Operations at GE Aircraft Engines then director of Finance for GE Plastics Europe. In 1995, Sherin joined GE Medical Systems as manager of Global Finance and Financial Services, and less than a year later he was promoted to vice president of Finance and Financial Services Operation. He was appointed senior vice president in December 1998 when he was named chief financial officer.

He holds a BS from the University of Notre Dame and an MBA from Columbia University. He serves on the Boards of the GE Foundation (the Company’s philanthropic foundation) and the University of Notre Dame Advisory Council for the College of Business Administration.

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GE (NYSE: GE) is Imagination at Work – a diversified technology, media and financial services company focused on solving some of the world’s toughest problems. With products and services ranging from aircraft engines, power generation, water processing and security technology to medical imaging, business and consumer financing, media content and advanced materials, GE serves customers in more than 100 countries and employs more than 300,000 people worldwide. For more information, visit the company’s Web site at www.ge.com.

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General Electric, Fairfield
Russell Wilkerson
203-373-3193 (office)
russell.wilkerson@ge.com

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